Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s CDC Factory Solution to Be Implemented at Three of the Largest U.S. Plant
Facilities of Leading Provider of Renowned Food Brands, Reaching More than 81 Percent of U.S.
Households

Pinnacle Foods Plans to Save $1 Million in Annual Production Costs After Phase One of the
Project and a Total of $4 million Annually after Completion of Phase Two

HONG KONG, ATLANTA—September 3, 2008 – CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Pinnacle Foods Group, LLC, a leading food manufacturer of household brand names that reaches more than 81 percent of the U.S. market, intends to implement the CDC Factory global manufacturing operations management (MOM) solution at three of its largest plants in the U.S. during Phase one of the project, and an additional four plants during Phase Two, to help increase productivity through improved labor efficiency and equipment reliability and efficiency.

Pinnacle Foods also marks the latest large industry-leading food manufacturer to select CDC Factory in the last three months. As previously announced, one of the world’s leading specialty coffee roasters and retailers, as well as Red Gold, a leading premium quality tomato products manufacturer, are now implementing CDC Factory with completion scheduled by the end of the year.

Pinnacle Foods selected CDC Factory to help improve labor and material utilization through rapidly improving cases per man hour of production per plant facility and converting more “input” into end product. Based on a benchmark study conducted by CDC Factory consultants and the Pinnacle Foods’ project team, CDC Factory is expected to provide significant productivity improvements.

Mountain Lakes, N.J.-based Pinnacle Foods, with net sales of $1.54 billion, produces some of the most venerable brands in the U.S. such as Duncan Hines® baking mixes, Hungry-Man® Dinner, Swanson® Dinners, Mrs. Paul’s® frozen foods, Vlasic® pickles, and Mrs. Butterworth’s® syrups, to name a few.

“Our due diligence validated the out-of-the box functionality which eliminated the need for costly customizations or a time-consuming project to build a MES system,” said Tony Hipszer, CIO of Pinnacle Foods. “This project will be focused on improving staff performance by using the manufacturing operations management system which CDC Factory provides out-of-the-box. We expect this to pay off by increasing our competitive advantage through lowering production costs.”

According to Hipszer, “Our executives are very experienced in the typical plant solution offerings from plant automation and OEE (Overall Equipment Effectiveness) measurement companies. It was immediately apparent that CDC Factory was completely different than other solutions and offered an impressive fast implementation that could help us increase our profitability quickly.”

Hipszer added, “We were also extremely impressed with CDC Software’s focus on how the workers in the plants would actually utilize the system on a daily and hourly basis. We believe our greatest opportunity for margin improvements is changing the way the operators and supervisors do their work. We believe the combined solution of real-time intelligence and structured performance reviews will make continuous improvement become a ‘way of life’ in our plants.”

“We are delighted to add this prestigious food manufacturer to our customer base,” said Mark Sutcliffe, president of CDC Factory product line of CDC Software. “We are looking forward to helping Pinnacle Foods achieve their productivity goals, as well as improve their profitability.”

About CDC Factory
CDC Factory is the first packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality, and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management ,warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT  2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding our beliefs about the implementation of our products by customers and the benefits and effects thereof, including enhancements in productivity, efficiency and competitive advantage, our beliefs regarding our solutions’ ability to help our customers expand business, increase capacity, reduce costs, engage worksforces, increase line efficiencies, improve labor utilization, reduce changeover times, address variability and minor stops, standardize metrics and data, our beliefs regarding CDC Factory’s ability to provide real-time workforce empowerment and real-time visibility into operating metrics, beliefs regarding the suitability of CDC Factory for any particular business or customer, our ability to manage change within an organization and incorporate best practices, our beliefs regarding the adoption of CDC Factory by food manufacturers and the reasons therefore, our ability to continue to grow in the future and focus on the global food manufacturing industry, the ability of CDC Factory to address the needs of process manufacturers such as the ability improve efficiencies, improve production, yields, feedback, visibility and accountability into plant floor, metrics, operations and customer order fill rates, the ability of our products to provide key functionality, allow better decision making, drive cost savings and provide competitive advantages, reduce downtime due to inefficiency, improve changeover time, portion control and accountability, increase output, throughput and accuracy of root-cause analyses, realize additional cost savings, operating margins and competitive advantages, the ease and timing of deploying our solutions, and the ability to realize upfront value using our products and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.